Exhibit 99.2

Sealed Air Corporation
200 Riverfront Boulevard
Elmwood Park, NJ 07407

Contact:	Amanda Butler 201-791-7600

for release:             December 12, 2012

SEALED AIR ANNOUNCES COMPLETION OF TENDER OFFER FOR 5.625%

SENIOR NOTES DUE 2013

ELMWOOD PARK, N.J., Wednesday, December 12, 2012 – Sealed Air Corporation (“Sealed Air” or the “Company”) (NYSE: SEE) today announced that the final tender period for the previously announced offer to purchase its outstanding 5.625% Senior Notes due 2013 (the “2013 Notes”), expired at 11:59 p.m., New York City time, on December 11, 2012 (the “Expiration Time”).

At the Expiration Time, $304,865,000 principal amount of 2013 Notes, or 76.22% of the aggregate principal amount outstanding, had been validly tendered and not withdrawn. As part of the previously announced early tender, the Company purchased for cash, on November 28, 2012, $304,865,000 of the tendered 2013 Notes. The complete terms and conditions of the tender offer were set forth in an Offer to Purchase and Consent Solicitation Statement that was sent to holders of the 2013 Notes.

Business

Sealed Air is a global leader in food safety and security, facility hygiene and product protection. With widely recognized and inventive brands such as Bubble Wrap® brand cushioning, Cryovac® brand food packaging solutions and DiverseyTM brand cleaning and hygiene solutions, Sealed Air offers efficient and sustainable solutions that create business value for customers, enhance the quality of life for consumers and provide a cleaner and healthier environment for future generations. On a pro forma basis, Sealed Air generated revenue of $8.1 billion in 2011, and has approximately 26,300 employees who serve customers in 175 countries.

Forward-Looking Statements

Company statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning our business, consolidated financial condition and results of operations. These statements include comments as to future events that may affect the Company, which are based upon management’s current expectations and are subject to uncertainties, many of which are outside the Company’s control. Forward-looking statements can be identified by such words as “anticipates,” “expects,” “believes,” “plan,” “could,” “estimate,” “will” and similar expressions. A variety of factors may cause actual results to differ materially from these expectations, including: economic conditions affecting packaging utilization; changes in raw material costs; currency translation effects; and legal proceedings. For more extensive information, see “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements,” which appear in our most recent Annual Report on Form 10-K, as may be revised and updated from time to time by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission. These reports are available on the Securities and Exchange Commission’s website. Sealed Air does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.